Exhibit 99.1

PRESS RELEASE

For More Information Contact:                                                    For Immediate Release
Michael M. Ciaburri
President & Chief Operating Officer
(203) 782-1100

Carlota I. Grate
Chief Financial Officer
(203) 782-1100

Southern Connecticut Bancorp, Inc. Announces Fourth Quarter Earnings
And Year End 2006 Financial Results

New Haven, Connecticut (January 23, 2007) - Southern Connecticut Bancorp, Inc. (AMEX:SSE), the holding company for The Bank of Southern Connecticut, announced its earnings today for the fourth quarter and results for year ended December 31, 2006.

For the three months ended December 31, 2006, the Company earned $100,658, or $0.03 per share, compared to a net loss of $(121,138), or $(0.04) per share, for the three months ended December 31, 2005. For the year ended December 31, 2006, the Company reported a net loss of $(117,794), or $(0.04) per share, compared to a net loss of $(278,450), or $(0.09) per share, for the year ended December 31, 2005. Interest income increased by 36% to $7,080,124 during 2006 from $5,220,624 during 2005. Net interest margin for the year ended December 31, 2006 was 5.27% as compared to 5.07% for the year ended December 31, 2005.

Total assets increased by 40% to $124,262,545 at December 31, 2006 from $88,574,234 at December 31, 2005. Total loans increased by 35% to $75,306,255 at December 31, 2006 from $55,881,508 at December 31, 2005. Total deposits increased by 55% to $101,273,520 at December 31, 2006 from $65,279,516 at December 31, 2005.

The Company opened its New London branch, The Bank of Southeastern Connecticut, a division of The Bank of Southern Connecticut, on March 6, 2006 and its North Haven office, The Bank of North Haven, a division of The Bank of Southern Connecticut, on July 10, 2006.

“We are very pleased with the continued growth and progress of our Company during 2006 and we will continue to expand our franchise in 2007 and beyond,” said Michael M. Ciaburri, President and Chief Operating Officer of Southern Connecticut Bancorp, Inc. and The Bank of Southern Connecticut.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island. Southern Connecticut Bancorp, Inc. owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut. The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000. The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products. The Bank currently operates five offices, two in New Haven, one in Branford, one in North Haven, and one in New London, Connecticut.

Southern Connecticut Bancorp, Inc. was formed in 2000 by a group led by Joseph V. Ciaburri, a prominent, long-time resident of the New Haven area. Mr. Ciaburri started in banking in 1947, and has served as a senior executive for several leading financial institutions in Connecticut during his career. Prior to forming Southern Connecticut Bancorp, Inc., Mr. Ciaburri had retired as the President and Chief Executive Officer of The Bank of New Haven, a New Haven-based commercial bank he founded in 1979 (The Bank of New Haven was acquired by Citizens Bank of Rhode Island in 1996.)

FINANCIAL HIGHLIGHTS
SOUTHERN CONNECTICUT BANCORP, INC.

	December 31,	December 31,
BALANCE SHEET DATA	2006	2005
Loans Receivable ( net of allowance for loan losses)	$75,306,255	$55,881,508

Loans Held for Sale, Fair Value	118,223	401,503

Investment Securities	8,054,821	9,973,488

Deposits:
Checking - Non Interest Bearing	29,463,030	18,091,849
Checking - Interest Bearing	1,930,695	1,629,570
NOW	3,054,492	4,546,383
Money Market	36,324,952	27,001,393
Savings	2,107,354	2,690,236
Time Deposits	28,392,997	11,320,085
Total Deposits	101,273,520	65,279,516

Repurchase Agreements	883,603	1,363,368

Total Assets	124,262,545	88,574,234

Total Shareholders' Equity	20,331,849	20,296,843

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
STATEMENT OF OPERATIONS DATA	Dec. 31 2006	Dec. 31 2005	Dec. 31 2006	Dec. 31 2005
Interest Income	$2,081,791	$1,425,657	$7,080,124	$5,220,624

Interest Expense	745,789	373,820	2,223,065	1,151,557

Provision for Loan Losses	(3,314)	79,346	253,495	216,329

Net Interest Income	1,339,316	972,491	4,603,564	3,852,738

Noninterest Income	169,700	142,308	804,066	606,700

Noninterest Expense	1,408,358	1,235,937	5,525,424	4,737,888

Net Income (Loss)	$100,658	$(121,138)	(117,794)	$(278,450)

PER SHARE DATA
Basic Income (Loss) per Share	$0.03	$(0.04)	$(0.04)	$(0.09)
Diluted Income (Loss) per Share	$0.03	$(0.04)	$(0.04)	$(0.09)